                                                                    Exhibit 99.5

                           XCEL PHARMACEUTICALS, INC.



Audited Financial Statements for the period January 24, 2001 (inception) through December 31, 2001 and the years ended December 31, 2002 and 2003.

                           XCEL PHARMACEUTICALS, INC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Xcel Pharmaceuticals, Inc.:

      We have audited the accompanying balance sheets of Xcel Pharmaceuticals, Inc. (the "Company") as of December 31, 2002 and 2003 and the related statements of operations, stockholders' equity, and cash flows for the period January 24, 2001 (inception) through December 31, 2001 and the years ended December 31, 2002 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Xcel Pharmaceuticals, Inc. as of December 31, 2002 and 2003 and the results of its operations and its cash flows for the period January 24, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2002 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

San Diego, California
February 16, 2004

                           XCEL PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                  ----------------------
                                                                                    2002          2003
                                                                                  ---------    ---------
                                                                                   (IN THOUSANDS, EXCEPT
                                                                                       SHARE AMOUNTS)
                                       ASSETS

Current assets:
      Cash and cash equivalents                                                   $  16,561    $  29,464
      Accounts receivable, net                                                        4,616        3,927
      Inventories                                                                     6,925        5,163
      Prepaid expenses and other current assets                                         622        1,492
      Deferred tax asset, net                                                         2,765        4,007
                                                                                  ---------    ---------
            Total current assets                                                     31,489       44,053
Deferred tax asset, net                                                                 912           --
Furniture and equipment, net                                                            567        1,886
Product rights, net                                                                 182,588      162,687
Deferred debt issuance costs, net                                                        --        2,032
Other long-term assets                                                                   91          716
                                                                                  ---------    ---------
            Total assets                                                          $ 215,647    $ 211,374
                                                                                  =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Current portion of long-term debt                                           $   1,875    $   6,000
      Accounts payable                                                                1,653        2,362
      Income taxes payable                                                              296          776
      Accrued expenses and other current liabilities                                 17,987       14,388
                                                                                  ---------    ---------
            Total current liabilities                                                21,811       23,526
Long-term debt, less current portion                                                107,125       56,000
Deferred tax liability, net                                                              --       10,316
                                                                                  ---------    ---------
            Total liabilities                                                       128,936       89,842
                                                                                  ---------    ---------
Commitments and contingencies (notes 3, 4, 5, 8 and 11)
Stockholders' equity:
      Series A convertible preferred stock, $0.0001 par value; 33,000,000 and
         33,600,000 shares authorized, respectively; 14,000,000 and 11,194,086, shares issued and outstanding, respectively (liquidation preference of
         $140,000 and $110,000, respectively)                                             1            1
      Series B convertible preferred stock, $0.0001 par value; 9,000,000 shares authorized; 3,750,000 and 3,816,166 shares issued and outstanding,
         respectively (liquidation preference of $45,000)                                 1            1
      Series C convertible preferred stock, $0.0001 par value; zero and
         9,600,000 shares authorized, respectively; zero and 4,070,580 shares
         issued and outstanding, respectively (liquidation preference of $52,000)        --            1
      Common stock, $0.0001 par value; 52,000,000 and 62,200,000 shares authorized, respectively; 4,772,962 and 4,773,187 shares issued and
         outstanding, respectively                                                        1            1
      Additional paid-in capital                                                     93,792      104,567
      Deferred stock-based compensation                                              (1,029)        (824)
      Retained earnings (accumulated deficit)                                        (6,055)      17,785
                                                                                  ---------    ---------
            Total stockholders' equity                                               86,711      121,532
                                                                                  ---------    ---------
            Total liabilities and stockholders' equity                            $ 215,647    $ 211,374
                                                                                  =========    =========

   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS


                                                               PERIOD FROM
                                                               JANUARY 24,
                                                             2001 (INCEPTION)      YEAR ENDED
                                                                 THROUGH          DECEMBER 31,
                                                               DECEMBER 31,   ---------------------
                                                                   2001        2002          2003
                                                             ---------------  --------     --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                            AMOUNTS)
Net sales                                                        $ 14,124     $ 50,055     $ 75,924
Operating costs and expenses:
      Cost of sales                                                 3,285        8,835       12,042
      Selling, general and administrative                          11,224       20,275       26,556
      Product development                                           --             588        2,267
      Costs of abandoned initial public offering                    --             991        --
      Product impairment charge                                     --           --           9,300
      Product acquisition charges                                   --           3,512        1,804
      Product rights amortization                                   5,808        8,745       10,601
                                                                 --------     --------     --------
            Total operating costs and expenses                     20,317       42,946       62,570
                                                                 --------     --------     --------
Operating income (loss)                                            (6,193)       7,109       13,354
                                                                 --------     --------     --------

Other income (expense):
      Interest expense                                             (3,996)      (7,327)      (7,650)
      Interest income                                                 673          295          163
      Gain on debt retirement                                       --           --          37,437
      Other, net                                                    --           --              93
                                                                 --------     --------     --------
            Total other income (expense)                           (3,323)      (7,032)      30,043
                                                                 --------     --------     --------

Income (loss) before income taxes                                  (9,516)          77       43,397
Income tax expense (benefit)                                        --          (3,384)      16,910
                                                                 --------     --------     --------
Net income (loss)                                                  (9,516)       3,461       26,487
Preferred stock dividends                                           --           --           2,647
                                                                 --------     --------     --------
Net income (loss) available to common stockholders               $ (9,516)    $  3,461     $ 23,840
                                                                 ========     ========     ========
Net income (loss) per common share:
      Pro forma basic and diluted                                $  (2.12)
                                                                 ========
      Basic                                                                   $   2.13     $   8.24
                                                                              ========     ========
      Diluted                                                                 $   0.17     $   1.01
                                                                              ========     ========
Weighted average common shares outstanding:
      Pro forma basic and diluted                                   4,487
                                                                 ========
      Basic                                                                      1,625        2,894
                                                                              ========     ========
      Diluted                                                                   20,867       23,545
                                                                              ========     ========


   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY





                          CONVERTIBLE                                                                      RETAINED
                        PREFERRED STOCK              COMMON STOCK         ADDITIONAL        DEFERRED       EARNINGS
                     --------------------         -------------------      PAID-IN        STOCK-BASED   (ACCUMULATED
                     SHARES        AMOUNT         SHARES       AMOUNT      CAPITAL       COMPENSATION      DEFICIT)        TOTAL
                     ------        ------         ------       ------      -------       ------------      --------        -----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Proceeds from
   issuance
   of common
   stock to
   founders                --    $        --     4,520,000   $         1   $        10    $        --    $        --    $        11

Net proceeds
   from
   issuance
   of Series
   A
   preferred
   stock           14,000,000              1            --            --        69,633             --             --         69,634

Net proceeds
   from
   exercise
   of stock
   options                 --             --       208,975            --           121             --             --            121

Deferred
   stock-based
   compensation            --             --            --            --         1,508         (1,508)            --             --

Amortization
   of
   deferred
   stock-based
   compensation            --             --            --            --            --            132             --            132

Net loss                   --             --            --            --            --             --         (9,516)        (9,516)
                   ----------    -----------     ---------   -----------   -----------    -----------    -----------    -----------


Balance at
   December
   31, 2001        14,000,000              1     4,728,975             1        71,272         (1,376)        (9,516)        60,382

Net proceeds
   from
   issuance
   of Series
   B
   preferred
   stock            3,750,000              1            --            --        22,440             --             --         22,441

Net proceeds
   from
   exercise
   of stock
   options                 --             --        43,987            --            25             --             --             25

Deferred
   stock-based
   compensation            --             --            --            --            55            (55)            --             --

Amortization
   of
   deferred
   stock-based
   compensation            --             --            --            --            --            402             --            402

Net income                 --             --            --            --            --             --          3,461          3,461
                   ----------    -----------     ---------   -----------   -----------    -----------    -----------    -----------
Balance at
   December
   31, 2002        17,750,000              2     4,772,962             1        93,792         (1,029)        (6,055)        86,711

Net proceeds
   from
   issuance
   of Series
   C
   preferred
   stock            4,000,000              1            --            --        25,904             --             --         25,905

Repurchase of
   Series A
   preferred
   stock           (3,000,000)            --            --            --       (18,000)            --             --        (18,000)

Series A
   preferred
   stock
   dividends          194,086             --            --            --         1,553             --         (1,553)            --

Series B
   preferred
   stock
   dividends           66,166             --            --            --           529             --           (529)            --

Series C
   preferred
   stock
   dividends           70,580             --            --            --           565             --           (565)            --

Net proceeds
   from
   exercise
   of stock
   options                 --             --           225            --            33             --             --             33

Deferred
   stock-based
   compensation            --             --            --            --           191           (191)            --             --

Amortization
   of
   deferred
   stock-based
   compensation            --             --            --            --            --            396             --            396

Net income                 --             --            --            --            --             --         26,487         26,487
                   ----------    -----------     ---------   -----------   -----------    -----------    -----------    -----------
Balance at
   December
   31, 2003        19,080,832    $         3     4,773,187   $         1   $   104,567    $      (824)   $    17,785    $   121,532
                   ==========    ===========     =========   ===========   ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                    PERIOD FROM
                                                                                    JANUARY 24,
                                                                                  2001 (INCEPTION)             YEAR ENDED
                                                                                      THROUGH                 DECEMBER 31,
                                                                                    DECEMBER 31,        --------------------------
                                                                                        2001              2002              2003
                                                                                  ----------------      --------          --------
                                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)                                                                 $ (9,516)             $  3,461         $ 26,487
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Product rights amortization                                                    5,808                 8,745           10,601
      Stock-based compensation                                                         132                   402              396
      Depreciation                                                                     189                   450              375
      Deferred income taxes                                                             --                (3,677)           9,986
      Amortization of debt issuance costs                                               --                    --              358
      Gain on debt retirement                                                           --                    --          (37,437)
      Product impairment charge                                                         --                    --            9,300
      Gain on termination of product financing                                          --                    --             (246)
      Changes in assets and liabilities, net of assets acquired and liabilities assumed related to product acquisitions:
            Accounts receivable                                                     (2,915)               (1,701)             689
            Inventories                                                              1,279                (1,237)           1,762
            Prepaid expenses and other current assets                                 (803)                   90             (869)
            Accounts payable                                                         1,231                   422              710
            Income taxes payable                                                        --                    --              480
            Accrued expenses and other current liabilities                           4,733                10,986           (3,360)
                                                                                  --------              --------         --------
Net cash provided by operating activities                                              138                17,941           19,232
                                                                                  --------              --------         --------
INVESTING ACTIVITIES:
Purchase of product rights                                                         (60,500)              (47,703)              --
Payment for inventories acquired in product acquisitions                                --                (6,967)              --
Proceeds from product purchase price adjustments                                    10,881                 1,521               --
Purchase of furniture and equipment                                                 (1,105)                 (101)          (1,695)
Payments for manufacturing transfer                                                     --                    --             (624)
                                                                                  --------              --------         --------
Net cash used in investing activities                                              (50,724)              (53,250)          (2,319)
                                                                                  --------              --------         --------
FINANCING ACTIVITIES:
Net proceeds from issuance of convertible preferred stock                           69,634                22,441           25,905
Repurchase of convertible preferred stock                                               --                    --          (18,000)
Proceeds from issuance of long-term debt                                                --                10,000           62,000
Deferred debt issue costs                                                               --                    --           (2,385)
Payment of long-term debt                                                               --                    --          (71,563)
Proceeds from issuance of common stock to founders                                      11                    --               --
Net proceeds from exercise of stock options                                            121                    25               33
Proceeds from product financing                                                        500                 1,000               --
Payment on product financing                                                          (193)               (1,083)              --
                                                                                  --------               -------         --------
Net cash provided by (used in) financing activities                                 70,073                32,383           (4,010)
                                                                                  --------               -------         --------
Net increase (decrease) in cash and cash equivalents                                19,487                (2,926)          12,903
Cash and cash equivalents, beginning of period                                          --                19,487           16,561
                                                                                  --------              --------         --------
Cash and cash equivalents, end of period                                          $ 19,487              $ 16,561         $ 29,464
                                                                                  =======               ========         ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid for interest                                                      $  3,990              $  7,315         $  6,669
                                                                                  =======               ========         ========
      Cash paid for income taxes                                                  $    --               $     --         $  6,445
                                                                                  =======               ========         ========
Non-cash Investing and Financing Activities:

      Preferred stock dividends                                                                                          $  2,647
                                                                                                                         ========
      Notes issued to acquire products                                            $ 99,000
                                                                                  ========
      Obligation for product inventories                                          $  5,170
                                                                                  ========
      Product acquisition receivable                                              $  1,521
                                                                                  ========

   The accompanying notes are an integral part of these financial statements.

                           XCEL PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business

      Xcel Pharmaceuticals, Inc., a Delaware corporation (the "Company"), is a specialty pharmaceutical company focused on the treatment of disorders of the central nervous system ("CNS"). The Company's product portfolio includes four commercial products and two product candidates. The Company's commercial products include Diastat and Mysoline, which are used to treat epilepsy, and Migranal and D.H.E. 45, which are used to treat migraines. The Company's product candidates include MT 300, a potential treatment for migraine, and retigabine, a potential treatment for epilepsy. The Company's 96-person nationwide field sales organization promotes the Company's commercial products to the highest prescribing epilepsy and migraine specialists. The Company's strategy is to increase prescription demand for Diastat and Migranal through targeted sales and marketing efforts, to successfully develop and, subject to regulatory approval, commercialize the Company's product candidates, to leverage the Company's presence in the CNS market through the acquisition of additional late-stage development product candidates and commercial products, and to develop enhancements for the Company's current products.

      The Company was formed on January 24, 2001. On March 31, 2001 and April 1, 2001, respectively, the Company acquired its initial products, Diastat and Mysoline from two affiliates of Elan Corporation, plc (Elan Corporation, plc and its affiliates collectively are referred to as "Elan"). The Company had no substantive operations prior to the acquisition of these products. The Company acquired exclusive worldwide rights to Diastat. Diastat currently is the only drug approved in the United States ("U.S.") for the acute treatment of seizures outside of a hospital setting. The Company acquired exclusive rights in the U.S. to Mysoline. Mysoline is an oral prescription medication that has been used since the early 1950s for the chronic treatment of seizures associated with epilepsy. In June 2002, the Company acquired exclusive rights in the U.S. to Migranal and D.H.E. 45 from Novartis Pharmaceuticals Corporation ("Novartis"). Migranal, a nasal spray, and D.H.E. 45, an injection, contain the same active ingredient, dihydroergotamine, and are prescribed for the treatment of migraine.

      In September 2003, the Company licensed the exclusive commercial rights in the U.S. to MT 300 from Pozen Inc ("Pozen"). MT 300 is a concentrated formulation of dihydroergotamine in a convenient pre-filled syringe. Pozen submitted a new drug application ("NDA") with the U.S. Food and Drug Administration ("FDA") in December 2002 for marketing approval of MT 300 for the treatment of migraines. In October 2003, Pozen received a not-approvable letter from the FDA related to its NDA for MT 300. The Company and Pozen are working collaboratively to address the FDA's concerns and resolve the identified issues concerning the NDA. Subject to regulatory approval and commercial launch, the Company intends to promote the benefits of MT 300 to its targeted physicians to grow its injectable dihydroergotamine franchise.

      In January 2004, the Company acquired exclusive worldwide product rights to retigabine from Viatris GmbH and Co. ("Viatris"). Retigabine is being developed as an adjunctive treatment for partial-onset seizures in patients with epilepsy. The Company plans to hold an end of Phase II meeting with the FDA in 2004 and initiate the pivotal Phase III clinical program in 2005. Subject to the successful completion of its development, the Company plans to submit an NDA for retigabine to the FDA in 2007.

   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


   Revenue Recognition

      The Company sells its commercial products to wholesale drug distributors who generally sell the products to retail pharmacies, hospitals and other institutional customers. Product sales are recognized when the products are received by the wholesaler, which represents the point when the risks and rewards of ownership have been transferred to the customer. The Company invoices wholesalers at its wholesale list price. Sales are shown net of discounts, rebates, chargebacks, and returns, which are estimated based on historical experience or projections. The Company periodically reviews its reserves for rebates, chargebacks and returns and makes adjustments, if necessary, based on actual experience. Chargebacks represent the difference between the wholesale list price and the contractual sales price. The Company's customers may generally return product upon the expiration date of the product.

   Net Sales

      Net sales is detailed as follows (in thousands):



                                    JANUARY 24, 2001            YEAR ENDED
                                  INCEPTION) THROUGH           DECEMBER 31,
                                      DECEMBER 31,       -----------------------
                                          2001             2002           2003
                                  -------------------    -------         -------
Diastat                                  $ 7,040         $25,482         $37,019
Mysoline                                   7,084          14,674          14,831
Migranal                                      --           2,664           7,832
D.H.E. 45                                     --           7,235          16,242
                                         -------         -------         -------
      Net sales                          $14,124         $50,055         $75,924
                                         =======         =======         =======

      The following table presents a summary of sales to significant customers that individually accounted for more than 10% of net sales:

                                         JANUARY 24, 2001         YEAR ENDED
                                        (INCEPTION) THROUGH      DECEMBER 31,
                                           DECEMBER 31,          ------------
                                               2001              2002    2003
                                        -------------------      ----    ----
Cardinal Health, Inc.                           19%               39%     35%
McKesson Corporation                            38%               26%     30%
AmerisourceBergen Corporation                   27%               24%     24%

   Cost of Sales

      Cost of sales includes primarily third-party product manufacturing and distribution costs and royalties due to third parties on net product sales. The Company makes royalty payments of 10% of net sales on one of its products and 5% of net sales on a second product. The royalty requirements were assumed with the acquisition of the products. Royalty expense totaled $1.1 million, $3.3 million and $4.2 million for the period ended December 31, 2001 and the years ended December 31, 2002 and 2003, respectively.

   Product Development

      Product development expenses consist primarily of costs incurred to develop enhancements for the Company's products. The Company expenses all product development costs as incurred.

   Costs of Abandoned Initial Public Offering

      In 2001 and 2002, the Company incurred $991,000 in legal, accounting and other costs related to filing a registration statement with the U.S. Securities and Exchange Commission in anticipation of an initial public offering of the Company's common stock. These costs were capitalized to prepaid expenses and other current assets as deferred initial public offering costs. Due to difficult conditions in the U.S. equity markets, in December 2002, the Company decided to abandon its efforts to pursue a public offering in 2002 and expensed these costs.

   Cash and Cash Equivalents

      The Company considers only those investments that are highly liquid and readily convertible to cash with an original maturity of three months or less to be cash equivalents.

   Concentrations of Risk

      In the third quarter of 2003, two generic substitutes for D.H.E. 45 were introduced into the U.S. market. Generic substitutes for D.H.E. 45 currently sell at prices that are less than the price of D.H.E. 45, which has resulted in declining prescription trends. The Company expects this trend to continue. In addition, subject to regulatory approval and commercial launch, the Company intends to promote the benefits of MT 300 to its targeted physicians to grow its injectable dihydroergotamine franchise. As a result, based on the Company's estimate of discounted net future cash flows from D.H.E. 45, the Company recorded an impairment charge during the third quarter of 2003 of $9.3 million, which reduced the net book value of the D.H.E. 45 product rights. In addition, the Company also reduced the amortization period from 20 years to 5.5 years, which results in accelerated amortization of the adjusted net book value of D.H.E. 45 over the remaining life of the asset. To the extent the net future cash flows from D.H.E. 45 are below the Company's estimate, the D.H.E. 45 product rights could be further impaired resulting in an additional impairment charge.

      The Company extends credit on an uncollateralized basis to wholesalers throughout the United States. The Company has not experienced significant credit losses on its accounts. The Company's three largest customers accounted for approximately 90% of accounts receivable as of December 31, 2002 and 2003. The Company maintains an allowance for doubtful accounts for estimated losses resulting from its customers' inability to make required payments. The Company estimates the amount of the allowance based on historical levels of bad debts and the financial strength of its customers, among other factors.

   Segment Reporting

      The Company operates in a single segment, the sale and marketing of prescription drugs.

   Inventories

      Inventories consist of purchased pharmaceutical products, product components, and product samples used in the sales and marketing efforts. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company's products have shelf lives ranging from 24 to 36 months. The Company evaluates its inventory levels based on forecasts of future sales, promotional focus, levels of products held by its customers, among other factors and writes-off inventories that the Company estimates will be short dated prior to their sale. Samples are expensed upon distribution.

   Furniture and Equipment

      Furniture and equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

   Product Rights

      The costs of acquiring the Company's products were capitalized and are being amortized on a straight-line basis over the estimated periods to be benefited, which range from 5.5 to 20 years. Product rights include trade names, trademarks, patents and other intangible assets. The useful lives of these assets are estimated by management based on factors such as market size and growth trends, barriers to competitive entry, stability of therapeutic class and strength of competing products.

      Amortization of product rights totaled $5.8 million, $8.7 million and $10.6 million for the period ended December 31, 2001 and the years ended December 31, 2002, and 2003, respectively. Estimated amortization is $12.1 million for each of the years ended December 31, 2004 to 2007 and $8.7 million for the year ended December 31, 2008.

   Impairment of Long-Lived Assets

      The Company periodically evaluates the recoverability of its long-lived assets as well as the related useful lives to determine whether facts and circumstances warrant adjustments to the carrying values and/or estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset over its remaining useful life compared to the asset's carrying amount to determine if a write-down is required. Facts and circumstances that determine the useful lives of the Company's products are inherently uncertain and include, but are not limited to, generic competition, competition from products prescribed for similar indications, physician loyalty and prescribing patterns, and the sensitivity of the Company's products to promotional efforts. When impairment is indicated for long-lived assets, the amount of impairment loss is the excess of net book value over fair value as approximated using discounted cash flows.

   Manufacturing Transfer Costs

      The Company incurs costs when transferring the manufacturing of certain of its products from one third-party manufacturer to a new third-party manufacturer. The costs pertain primarily to third-party project management, preparation of stability batches and preparation of the supplemental filing with the FDA. The Company capitalizes these costs and amortizes the costs over the term of the supply agreement with the new manufacturer. These capitalized costs are included in other long-term assets and totaled $91,000 and $716,000 as of December 31, 2002 and 2003, respectively.

   Fair Value of Financial Instruments

      The carrying amount of cash, cash equivalents, receivables, accounts payable and accrued expenses and other current liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. It is not practicable to estimate the fair value of the Company's long-term debt because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. However, management believed that the carrying amount recorded as of December 31, 2002 and 2003 approximated the corresponding fair value.

   Net Income (Loss) Per Common Share

      Basic net income per common share is calculated based on the weighted average number of common shares outstanding during the period that are vested and not subject to repurchase. Diluted net income per common share gives effect to all potential dilutive stock equivalents during the period such as convertible preferred stock, unvested outstanding common shares subject to repurchase and outstanding stock options.

      Below is the calculation of basic and diluted net income per common share for the years ended December 31, 2002 and 2003 (in thousands, except per share amounts).

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ------------------
                                                                2002      2003
                                                              -------    -------
Net income available to common stockholders                   $ 3,461    $23,840
                                                              =======    =======
Weighted average common shares outstanding -- basic             1,625      2,894
Dilutive stock equivalents:
      Series A convertible preferred stock                     14,000     11,788
      Series B convertible preferred stock                      1,957      3,766
      Series C convertible preferred stock                         --      3,031
      Common shares -- subject to repurchase                    3,139      1,881
      Stock options                                               146        185
                                                              -------    -------
Weighted average common shares outstanding -- diluted          20,867     23,545
                                                              =======    =======
Net income per common share:
Basic                                                         $  2.13    $  8.24
                                                              =======    =======
Diluted                                                       $  0.17    $  1.01
                                                              =======    =======

      None of the Company's outstanding common shares were vested as of December 31, 2001. Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," such shares are considered contingently returnable and are included in basic earnings per share only when issuance of the shares is no longer contingent. Because all of the outstanding common shares as of December 31, 2001 were unvested and subject to repurchase, net loss per common share is not meaningful. Pro forma basic and diluted net loss per common share for the period ended December 31, 2001 is computed assuming that all of the Company's common shares are fully vested and no longer subject to repurchase as of December 31, 2001. Basic and diluted pro forma net loss per share amounts are equivalent for the period ended December 31, 2001 as the inclusion of common stock equivalents in the number of shares used for the diluted computation would be anti-dilutive. Pro forma weighted average common shares outstanding for the period ended December 31, 2001 excludes 14,000,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock and 345,500 shares of common stock issuable upon the exercise of stock options.

   Accounting for Stock-Based Compensation

      The Company accounts for stock options granted to its employees and members of its board of directors under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations, and with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).

                                                                       JANUARY 24,
                                                                           2001
                                                                       (INCEPTION)                 YEAR ENDED
                                                                         THROUGH                  DECEMBER 31,
                                                                       DECEMBER 31,        -------------------------
                                                                           2001               2002            2003
                                                                       ------------        ---------       ---------
Net income (loss) available to common stockholders, as reported           $ (9,516)         $  3,461        $ 23,840
Add: Stock-based employee compensation expense included in reported
   net income (loss), net of related tax effects                                94               214             224
Deduct: Total stock-based employee compensation expense determined
   under the fair value based method, net of related tax effects              (134)             (333)           (478)
                                                                          --------          --------        --------
Pro forma net income (loss) available to common stockholders              $ (9,556)         $  3,342        $ 23,586
                                                                          ========          ========        ========
Net income (loss) per common share:
      Pro forma basic and diluted -- as reported                          $  (2.12)
                                                                          ========
      Pro forma basic and diluted -- pro forma                            $  (2.13)
                                                                          ========
      Basic -- as reported                                                                  $   2.13        $   8.24
                                                                                            ========        ========
      Basic -- pro forma                                                                    $   2.06        $   8.15
                                                                                            ========        ========
      Diluted -- as reported                                                                $   0.17        $   1.01
                                                                                            ========        ========
      Diluted -- pro forma                                                                  $   0.16        $   1.00
                                                                                            ========        ========

      The Company accounts for stock options granted to non-employee consultants in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

   Income Taxes

      The Company accounts for income taxes based on SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. Valuation allowances are established, when necessary, to reduce future income tax assets to the amount expected to be realized.

   New Accounting Pronouncement

      In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 as an amendment to SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The voluntary transition and amended disclosure requirements are effective for fiscal years ending after December 15, 2002. The interim reporting requirements are effective for interim periods beginning after December 15, 2002. The Company accounts for employee stock-based compensation under the intrinsic value method in accordance with APB No. 25. The Company did not voluntarily change its method of accounting, but did implement the disclosure requirements.

   Reclassifications

      Certain prior period amounts have been reclassified to conform with the current period presentation.

2.    BALANCE SHEET DETAILS (IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                       -------------------------
                                                                          2002           2003
                                                                       ----------     ----------
Accounts receivable:

      Trade accounts receivable                                        $    4,772     $    4,011
      Allowance for doubtful accounts                                        (156)           (84)
                                                                       ----------     ----------
            Accounts receivable, net                                   $    4,616     $    3,927
                                                                       ==========     ==========
Inventories:
      Raw materials                                                    $      884     $      480
      Finished goods                                                        5,492          4,185
      Samples                                                                 549            498
                                                                       ----------     ----------
            Total inventories                                          $    6,925     $    5,163
                                                                       ==========     ==========
Furniture and equipment:
      Manufacturing equipment                                          $      508     $    2,014
      Computer hardware and software                                          405            526
      Office furniture and equipment                                          293            361
      Accumulated depreciation                                               (639)        (1,015)
                                                                       ----------     ----------
            Furniture and equipment, net                               $      567     $    1,886
                                                                       ==========     ==========
Product rights:
      Trademarks, trade names, patent and other                        $  194,141     $  183,119
      Accumulated amortization                                            (14,353)       (22,832)
                                                                       ----------     ----------
            Trademarks, tradenames, patent and other, net              $  179,788     $  160,287
                                                                       ==========     ==========
      Migranal patent                                                  $    3,000     $    3,000
      Accumulated amortization                                               (200)          (600)
                                                                       ----------     ----------
            Migranal patent, net                                       $    2,800     $    2,400
                                                                       ==========     ==========
                  Total product rights                                 $  197,141     $  186,119
                  Total accumulated amortization                          (14,553)       (23,432)
                                                                       ----------     ----------
                  Product rights, net                                  $  182,588     $  162,687
                                                                       ==========     ==========
Accrued expenses and other current liabilities:
      Product return allowance                                         $    4,382     $    5,516
      Rebate obligation                                                     2,320          3,324
      Employee compensation and benefits                                    1,422          1,600
      Accrued royalties                                                       862          1,325
      Rebate reimbursement payable                                          3,036            801
      Interest payable                                                      --               602
      Chargeback obligation                                                   451            218
      Product acquisition payable                                           3,912          --
      Product financing obligation                                            242          --
      Other                                                                 1,360          1,002
                                                                       ----------     ----------
            Total accrued expenses and other current liabilities       $   17,987     $   14,388
                                                                       ==========     ==========

3.    LONG-TERM DEBT

      Long-term debt as of December 31, 2002 and 2003 is comprised of the following (in thousands):

                                                               DECEMBER 31,
                                                        ------------------------
                                                          2002           2003
                                                        ---------     ----------
Product acquisition notes payable                       $  99,000     $      --
Credit line note payable                                   10,000            --
Senior term loan                                               --        62,000
Less current portion                                       (1,875)       (6,000)
                                                        ---------     ---------
            Long-term debt, less current portion        $ 107,125     $  56,000
                                                        =========     =========


   Product Acquisition and Credit Line Notes Payable

      Under an agreement with Elan, effective March 31, 2003, the Company retired the $99.0 million of product acquisition notes payable due Elan it incurred in connection with its acquisition of Diastat and Mysoline and repaid the $10.0 million outstanding on its credit line note payable with Elan with a cash payment to Elan of $71.5 million. The Company recognized a gain on the retirement of the product acquisition notes payable of $37.4 million. The product acquisition notes accrued interest at 7% per annum with payments of interest only due quarterly through March 31, 2004. Interest and principal payments were then due quarterly through December 31, 2007 with a final balloon payment due March 31, 2008. The credit line note accrued interest at 7% per annum with payments of interest only due quarterly through March 31, 2003. Interest and principal payments were then due quarterly through March 31, 2007. The Company's ability to access further borrowings under the credit line facility with Elan terminated in June 2002. The terms of the repayment agreement released all security and collateral interests granted to Elan under the product acquisition financing agreements. The Company has no further obligations under these agreements.

   Senior Term Loan

      On March 31, 2003, concurrent with the repayment of its debt to Elan, the Company entered into a $62.0 million senior term loan agreement with a new lender. Interest on the term loan is due monthly on the outstanding balance at prime (with a minimum of 6.5%) plus 4.5%. The coupon rate was 11% through December 31, 2003. Quarterly principal payments of $2.0 million are due June 30, 2004 through December 31, 2007 with a final balloon payment of $32.0 million due on March 31, 2008. Pursuant to the terms of the agreement, the Company also makes monthly administrative fee payments of $15,000 and will be required to make a $930,000 payment on each anniversary of the loan agreement until the loan is repaid. These payments are charged to interest expense. Debt issuance costs incurred in connection with this transaction were $2.4 million, which are being amortized to interest expense ratably over the term of the loan.

      The term loan agreement is secured by an interest in all of the Company's assets. The lender is protected by various financial and operating covenants. The financial covenants include maintaining certain leverage ratios, fixed charge coverage ratios and minimum cash on hand amounts. In addition, the agreement contains certain restrictions on asset acquisitions, disposals and indebtedness. A breach of the covenants or restrictions would entitle the lender to foreclose on its security interest without payment or refund to the Company, even in the absence of a payment default.

      As of December 31, 2003, principal payments under long-term debt are due as follows (in thousands):

YEAR ENDING DECEMBER 31,
2004                                                                $      6,000
2005                                                                       8,000
2006                                                                       8,000
2007                                                                       8,000
2008                                                                      32,000
                                                                    ------------
Total                                                               $     62,000
                                                                    ============

4.    PRODUCT AGREEMENTS

   Diastat and Mysoline

      On March 31, 2001 and April 1, 2001, the Company entered into product acquisition agreements with Elan for the purchase of Diastat and Mysoline, respectively. Under the terms of the agreements, the Company made initial cash payments of $61.0 million and incurred $99.0 million in long-term debt for the acquisition of the product rights and certain manufacturing equipment. The Company allocated $500,000 of the purchase price to the manufacturing equipment. The product acquisition agreements provided for quarterly purchase price adjustments through the quarter ended December 31, 2001 to the extent the Company's reported product revenues differed from product revenues based on total prescriptions for the Company's products. The Company accounted for the change in amortization related to these purchase price adjustments prospectively from the date of adjustment. The Company recorded a $12.4 million reduction in the purchase price related to this provision with $10.9 million and $1.5 million of cash received during the period ended December 31, 2001 and the year ended December 31, 2002, respectively. As part of the product acquisition agreements, the Company also acquired $5.2 million in product inventories, with payment made in March 2002.

      Under the terms of the acquisition agreements, Elan was responsible for the payment and processing of rebates, chargebacks, and returns on Diastat and Mysoline sold by Elan prior to the acquisition of the products by the Company up to contractually specified amounts and time periods. As of January 1, 2003, Elan is no longer responsible for the payment and processing of rebates, chargebacks, and returns related to sales of Diastat and Mysoline by Elan prior to the Company's acquisition of these products. The Company recorded a $1.0 million liability upon the acquisition of the products representing the Company's estimate of rebates, chargebacks and returns that would be incurred after the contractual processing periods that related to product sold by Elan.

      Diastat and Mysoline were the Company's initial products. Prior to the acquisition of Diastat and Mysoline, the Company had no substantive operations. The results of Diastat and Mysoline are included in the Company's statements of operations since April 1, 2001. The purchase price allocation was as follows (in thousands):

Tradenames, trademarks, patent, other product rights               $    148,181
Product inventories                                                       5,170
Manufacturing equipment                                                     500
                                                                   ------------
      Total assets                                                      153,851
Liability for rebates, chargebacks, and returns                          (1,035)
                                                                   ------------
      Total acquisition                                            $    152,816
                                                                   ============

      The product rights are being amortized over a period of 20 years. The unaudited pro forma summary below presents certain financial information as if the acquisition of Diastat and Mysoline had occurred as of January 1, 2001. These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2001. Additionally, these pro forma results are not indicative of future results (in thousands, except per share data):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        2001
                                                                 ---------------
                                                                    (UNAUDITED)
Net sales                                                        $       22,897
                                                                 ==============
Net loss                                                         $       (8,522)
                                                                 ==============
Pro forma basic and diluted net loss per share                   $        (1.90)
                                                                 ==============


      In December 2002, Elan reported $3.9 million of rebates, chargebacks and returns that were processed and paid by Elan that were above the designated caps or after the contractually specified periods. The Company recorded a product acquisition charge of $3.5 million for the year ended December 31, 2002 representing the $3.9 million liability less $400,000 which was included by the Company in the initial product acquisition accrual. During the three months ended March 31, 2003, the Company incurred $243,000 for additional returns and chargebacks reported by Elan that were above the designated caps or after the contractually specified periods. The Company had accrued for this in the initial product acquisition accrual. These additional returns and chargebacks increased the product acquisition liability to $4.1 million.

      In addition, Elan has processed and paid rebates on sales made by the Company on inventories the Company acquired from Elan in connection with the acquisition of the products. The Company records an estimated liability for these rebates with a corresponding reduction to gross sales upon the sale of the products by the Company. In December 2002, Elan reported $3.0 million of rebates that had been processed and paid on the Company's behalf. The Company recorded the amount as a rebate reimbursement payable as of December 31, 2002. During the six months ended June 30, 2003, the Company accrued $2.8 million for additional rebates Elan processed and paid on the Company's behalf resulting in a $5.8 million rebate reimbursement payable as of June 30, 2003. On August 5, 2003, the Company paid Elan $9.6 million in satisfaction of the $4.1 million product acquisition liability and $5.8 million rebate reimbursement payable accrued by the

Company as of June 30, 2003 and recorded a product acquisition credit of $312,000. Payment of agreed upon liabilities subsequent to June 30, 2003 are due to Elan 30 days after the Company's receipt of an invoice from Elan.

      In March 2003, the Company also terminated the financing agreement the Company and Elan entered into in June 2001, whereby Elan agreed to make payments to the Company based on the net sales of Elan's product Zanaflex and the Company agreed to make payments to Elan based on the net sales of Mysoline. The Company recognized a gain of $246,000 in connection with the termination of this agreement. Neither Elan nor the Company has any further rights or obligations under the financing agreement.

      Under this agreement, the Company had agreed to establish and maintain a well-trained sales force and to use commercially reasonable efforts to co-promote Zanaflex in a tertiary position for a 12-month period that ended June 30, 2002. The payments from Elan to the Company were based on 5% to 10% of Zanaflex net sales subject to contractually agreed upon maximum annual payments ranging from $1.5 million to $4.5 million. The payments from the Company to Elan were 20% of the first $8.0 million of Mysoline annual net sales and 5% of Mysoline annual net sales between $8.0 million and $25.0 million.

      The Company accounted for this transaction as a financing. The factors considered in making this determination included the following: the disproportionate level of payments the Company was to receive compared to the nominal co-promotion support required by the agreement (as indicated by the fact that the agreement did not require any minimum sales presentations, reports of co-promotion support or other measurable performance criteria) and the Company did not provide any co-promotion support for Zanaflex. In addition, the Company believed the payment streams were highly predictable and therefore implicitly limited Elan's rate of return based on the royalty rates, royalty caps and sales thresholds, the fact that the payments the Company were to receive were non-refundable and were payable irrespective of whether the Company co-promoted Zanaflex, and the requirement that both parties were to pay royalties on a substitute product if the initial products were unavailable for sale. This financing had an imputed interest rate of approximately 7% based on the Company's estimates of the total net payments over the term of the financing. The Company periodically reviewed the actual payment streams and its estimates of projected payments to determine whether any adjustment to the imputed interest rate was appropriate.

      During the period ended December 31, 2001, the Company received $500,000 from Elan and made payments of $193,000 to Elan under this financing arrangement. During the year ended December 31, 2002, the Company received $1.0 million from Elan and made payments of $1.1 million to Elan. The net obligation and accrued interest payable of $242,000 as of December 31, 2002 is included on the balance sheets in product financing within other current liabilities. The Company recorded accrued interest expense of $6,000 and $11,000 for the period ended December 31, 2001 and the year ended December 31, 2002, respectively, which is included in interest expense in the statements of operations.

   Migranal and D.H.E. 45

      On June 25, 2002, the Company entered into an asset purchase agreement with Novartis for the purchase of Migranal and D.H.E. 45. Under the terms of the agreement, the Company made a cash payment of $47.7 million for the acquisition of the product rights. The Company also acquired $1.8 million in product inventories under a separate supply agreement.

      Under the terms of the acquisition agreement, Novartis was responsible for the payment and processing of rebates, chargebacks, and returns related to sales of the products by Novartis prior to the acquisition of the products by the Company through contractually specified time periods. As of January 1, 2003, Novartis is no longer responsible for the payment and processing of rebates, chargebacks, and returns related to sales of Migranal and D.H.E. 45 by Novartis prior to the Company's acquisition of these products. The Company recorded a $1.1 million liability upon the acquisition of the products as an estimate of its liability for such items after the contractually specified periods that related to product sold by Novartis. However, the Company's actual results could differ from this estimate.

      The acquisition of Migranal and D.H.E. 45 expanded the Company's product base in the treatment of CNS disorders. The acquisition also leverages the Company's sales efforts as many of the Company's targeted prescribers of Diastat and Mysoline also prescribe Migranal and D.H.E. 45. The results of Migranal and D.H.E. 45 are included in the Company's statements of operations since July 1, 2002. The purchase price allocation was as follows (in thousands):

Tradenames, trademarks, other product rights                         $   45,960
Migranal patent                                                           3,000
                                                                     ----------
      Total product rights                                               48,960
Product inventories                                                       1,798
                                                                     ----------
      Total assets                                                       50,758

Liability for rebates, chargebacks, and returns                          (1,125)
                                                                     ----------
      Total acquisition                                              $   49,633
                                                                     ==========

      Upon the Company's acquisition of Migranal and D.H.E. 45, the Company assigned a life of seven years to the Migranal patent and 20 years to the remaining Migranal and D.H.E. 45 product rights. This resulted in a weighted average amortization period for the Migranal and D.H.E. 45 product rights of
18.1 years as of December 31, 2002. The unaudited pro forma summary below presents certain financial information as if the acquisition of Migranal and D.H.E. 45 had occurred as of January 1, 2001 and January 1, 2002. These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2001 or January 1, 2002. Additionally, these pro forma results are not indicative of future results (in thousands, except per share data):

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                         2001            2002
                                                     -----------     -----------
                                                     (UNAUDITED)     (UNAUDITED)
Net sales                                            $   26,053       $  57,513
                                                     ==========       =========
Net income (loss)                                    $   (2,495)      $   5,431
                                                     ==========       =========
Diluted net income per share                                          $    0.24
                                                                      =========
Pro forma basic and diluted net loss per share       $    (0.56)
                                                     ==========

      In the third quarter of 2003, generic substitutes for D.H.E. 45 were introduced into the U.S. market. Generic substitutes for D.H.E. 45 currently sell at prices that are less than the price of D.H.E. 45, which has resulted in declining prescription trends. The Company expects this trend to continue. As a result, the Company recorded an impairment charge during the third quarter of 2003 of $9.3 million based on the Company's estimate of discounted net future cash flows from D.H.E. 45, which reduced the net book value of the D.H.E. 45 products rights. The charge is included in the statements of operations in the product impairment charge line. In addition, the Company also reduced the amortization period from 20 years to 5.5 years, which results in accelerated amortization of the adjusted net book value over the remaining life of the asset and a weighted average amortization period for the Migranal and D.H.E. 45 product rights of 12.7 years as of December 31, 2003.

   MT 300

      On September 3, 2003, the Company acquired the exclusive commercial rights in the U.S. to MT 300 from Pozen. MT 300, an injection in a pre-filled syringe, was developed by Pozen for the treatment of migraine and is a concentrated formulation of dihydroergotamine that is patented through March 2020. Pozen submitted a new drug application to the FDA in December 2002 to market MT 300 for the treatment of migraine. In October 2003, Pozen received a not-approvable letter from the FDA related to its NDA for MT 300. The Company is working collaboratively with Pozen to address the FDA's concerns and resolve the identified issues concerning the NDA. Pozen plans to file a complete response letter with the FDA relating to the not-approvable letter for MT 300 in the first quarter of 2004. Subject to regulatory approval and commercial launch, the Company intends to promote the benefits of MT 300 to its targeted physicians to grow its injectable dihydroergotamine franchise. The Company paid an upfront fee of $2.0 million to Pozen and incurred $116,000 of transaction costs, which are included in the statements of operations in the product acquisition charge line. In addition, the Company may have additional milestone payments of $8.0 million due upon certain regulatory approvals and the achievement of a predetermined annual net sales threshold on MT 300. The Company will also pay royalties to Pozen on the combined annual net sales of MT 300 and D.H.E. 45 once MT 300 is commercialized. Royalty rates on the combined annual net sales of MT 300 and D.H.E. 45 will commence in the low double digits and increase based on the achievement of predetermined annual net sales thresholds.

   Retigabine

      In January 2004, the Company acquired exclusive worldwide product rights to retigabine pursuant to an agreement that the Company entered into with Viatris. Retigabine is being developed as a product candidate for the adjunctive treatment of partial-onset seizures in patients with epilepsy. Under the terms of the agreement, the Company paid Viatris $5.0 million at closing and will pay $2.0 million on July 31, 2004, which were expensed in January 2004. In addition, the Company will pay Viatris up to $25.0 million in additional milestone payments upon the achievement of specific development and regulatory milestones. The Company also will pay Viatris royalties on annual net product sales of retigabine. Royalty rates will be in the low-to-mid single digits depending on the geographical region. In addition, payments of up to $5.3 million may be due to Viatris should the Company license the rights to retigabine to third parties. The Company intends to hold an end of Phase II meeting with the FDA in 2004 and plans to initiate the pivotal Phase III clinical program in 2005. Subject to the successful completion of its development, the Company plans to submit an NDA for retigabine to the FDA in 2007. The development of retigabine will increase significantly the Company's future product development expenses.

5.    STOCKHOLDERS' EQUITY

   Convertible Preferred Stock

      On March 30, 2001, the Company raised net proceeds of $69.6 million through the issuance of 14,000,000 shares of Series A preferred stock at $5.00 per share. On June 24, 2002, the Company raised net proceeds of $22.4 million through the issuance of 3,750,000 shares of Series B preferred stock at $6.00 per share. On March 31, 2003, the Company raised net proceeds of $25.9 million through the issuance of 4,000,000 shares of Series C preferred stock at $6.50 per share. Each share of preferred stock is entitled to one vote. The preferred stock is convertible into common stock on a one-for-one basis and automatically converts upon a public offering of the Company's common stock at a per share price of not less than $10.00 and an aggregate offering price of not less than $60.0 million.

      In addition, the Series A, B and C preferred stockholders have a liquidation preference of $10.00 per share, $12.00 per share and $13.00 per share, respectively, on their initial investment in the event of a liquidation, dissolution or winding up of the Company, anti-dilution protection in the event of certain future issuances of equity at a price below the conversion price, an annual dividend that began on October 1, 2003 of $0.35 per share, $0.42 per share and $0.455 per share for the Series A, B and C preferred stockholders, respectively, payable in preferred stock until the preferred stock has been converted to common stock, protective provisions requiring the approval of a majority of the preferred stockholders for various events impacting the rights of the preferred stockholders, and rights of first refusal for certain preferred stockholders on future sales of equity.

      Upon completion of the distribution in full of the preferred liquidation preferences described above, the remaining assets of the Company would be distributed ratably among the holders of common stock until such holders have received an aggregate distribution of $60.0 million. Any remaining assets would be ratably distributed among the common and preferred stockholders.

      On March 31, 2003, the Company repurchased the 3,000,000 shares of Series A preferred stock owned by Elan for $18.0 million. As of December 31, 2001 and 2002, respectively, Elan had a 16.0% and 13.0% ownership interest in the Company based on outstanding common and preferred stock. In June 2001, the Company entered into a letter agreement with Elan pursuant to which Elan agreed to purchase an amount of shares in connection with an offering of the Company's common stock, including an initial public offering, such that, following the offering, Elan would own not less than 15.0% of the Company's outstanding capital stock on a fully-diluted basis. This letter agreement was also terminated on March 31, 2003.

      Effective October 1, 2003, dividends payable in shares of the Company's convertible preferred stock began accruing on the Company's convertible preferred stock. The dividends totaled $2.6 million for the quarter ended December 31, 2003. As of December 31, 2003, the dividend resulted in the issuance of an additional 331,000 shares of convertible preferred stock.

   Common Stock

      Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all preferred stock.

      During the period from inception through March 2, 2001, the Company issued 4,520,000 shares of common stock to its founders at $0.0025 per share under restricted stock purchase agreements. Under the terms of the purchase agreements, the Company has the option to repurchase unvested shares of stock upon the termination of the holder's services to the Company at the purchase price. The number of shares subject to repurchase is reduced by 1/4th of the initial number subject to repurchase after one year of service and 1/48th of such number for each subsequent month that services are provided to the Company. Issued shares of common stock subject to repurchase totaled 4,728,975, 2,376,100 and 1,056,650 as of December 31, 2001, 2002 and 2003, respectively.

6.    STOCK OPTIONS

   2001 Stock Plan

      The Company's 2001 Stock Plan (the "2001 Plan") provides for the grant of incentive and nonqualified stock options to officers, directors, employees, and consultants. The Company reserved 2,000,000 shares of common stock for issuance under the 2001 Plan. The Company's board of directors has the sole authority to determine the meaning and application of the terms of the 2001 Plan, the persons to whom option grants are made, the nature and amount of option grants, the price to be paid upon exercise of each option, the period within which options may be exercised, and the other terms and conditions of grants. The 2001 Plan will terminate in March 2011. The stock options have a ten-year term and can be exercised anytime after the grant date, with 1/4 th of the shares vesting after one year of service and 1/48th of the shares vesting each subsequent month that services are provided to the Company. Unvested shares acquired pursuant to option exercises are subject to repurchase by the Company upon termination of the holder's service with the Company at the lower of fair value or the purchase price. As of December 31, 2001, 2002 and 2003, 208,975, 188,608 and 117,369
shares, respectively, acquired pursuant to options granted were subject to repurchase.

      The Company has granted stock options as follows:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                    ---------   ----------------
Granted                                               563,625     $       0.64
Canceled                                               (9,150)    $       0.52
Exercised                                            (208,975)    $       0.58
                                                    ---------
Outstanding and exercisable at December 31, 2001      345,500     $       0.68
Granted                                               455,053     $       7.91
Canceled                                              (51,822)    $       7.49
Exercised                                             (43,987)    $       0.56
                                                    ---------
Outstanding and exercisable at December 31, 2002      704,744     $       4.86
Granted                                               558,700     $       5.45
Canceled                                             (107,952)    $       5.25
Exercised                                              (7,750)    $       4.86
                                                    ---------
Outstanding and exercisable at December 31, 2003    1,147,742     $       5.11
                                                    =========



      Shares available for grant under the 2001 Plan were 925,525, 522,294 and 599,071 as of December 31, 2001, 2002 and 2003, respectively.

      The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by similar price and grant date as of December 31, 2002 and 2003.

                                                         OUTSTANDING
                                            ------------------------------------
                           OUTSTANDING AT   WEIGHTED AVERAGE
                            DECEMBER 31,        REMAINING       WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE         2002        CONTRACTUAL LIFE     EXERCISE PRICE
------------------------   --------------   ----------------    ----------------
$0.50 - $1.00                  285,315         8.6 years           $    0.71
$5.00 - $8.00                  274,685         9.7 years           $    6.26
$9.45 - $10.70                 144,744         9.2 years           $   10.38
                           -----------
Total                          704,744         9.1 years           $    4.86
                           ===========

                                                         OUTSTANDING
                                            ------------------------------------
                           OUTSTANDING AT   WEIGHTED AVERAGE
                            DECEMBER 31,        REMAINING       WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE         2003        CONTRACTUAL LIFE     EXERCISE PRICE
------------------------   --------------   ----------------    ----------------

$0.50 - $1.00                  255,558         7.6 years           $    0.68
$5.00 - $8.00                  763,103         9.1 years           $    5.71
$9.45 - $10.70                 129,081         8.2 years           $   10.34
                           -----------
Total                        1,147,742         8.8 years           $    5.11
                           ===========


   Stock-based Compensation

      From the Company's inception through August 31, 2003, the Company issued certain stock options to its employees and members of its board of directors under the 2001 Plan with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair value of the Company's stock at the date of grant. This deferred stock-based compensation is amortized to selling, general and administrative expense on a straight-line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. The Company recorded deferred stock-based compensation related to these options in the amount of $1.7 million, net of cancellations, of which $94,000, $365,000 and $367,000 was amortized to expense for the period ended December 31, 2001 and the years ended December 31, 2002 and 2003, respectively.

      Pro forma information regarding net income (loss) and net income (loss) per common share is required by SFAS No. 123 as if the Company had accounted for its employee stock options under the fair value method. The table in the Company's policy for accounting for stock-based compensation in note 1 illustrates the pro forma net income (loss) and net income (loss) per share as if the Company had accounted for stock option grants to employees under the fair value recognition provisions of SFAS No. 123. For purposes of SFAS No. 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The estimated weighted average fair value at grant date was $2.87 per share, $2.43 per share and $2.13 per share for options granted for the period ended December 31, 2001 and the years ended December 31, 2002 and 2003, respectively. The fair value was estimated at the dates of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                2001        2002         2003
                                              -------      -------     -------
Risk free interest rate                         4.50%        3.10%       2.75%
Dividend yield                                  --           --          --
Volatility                                        50%          40%         40%
Weighted average expected life                4 years      4 years     4 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      Stock-based compensation expense related to stock options granted to non-employee consultants is recognized pursuant to the provisions of EITF 96-18 as the stock options are earned. The Company granted options to purchase 13,000, 20,000 and 10,000 shares of common stock during the period ended December 31, 2001, and the years ended December 31, 2002 and 2003, respectively, to non-employee consultants for services rendered that generally vest over two to four years. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the previously detailed assumptions. The stock-based compensation expense will fluctuate as the deemed fair value of the common stock fluctuates. In connection with the grant of stock options to non-employee consultants, the Company deferred and amortized to selling, general and administrative expense $38,000, $37,000 and $29,000 for the period ended December 31, 2001 and the years ended December 31, 2002 and 2003, respectively.

7.    INCOME TAXES

      The income tax expense (benefit) for the years ended December 31, 2002 and 2003 consisted of the following (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                     ---------------------------
                                                         2002           2003
                                                     -----------    ------------
Current:
      Federal                                        $        --    $      6,055
      State                                                  293             869
                                                     -----------    ------------
            Total current                                    293           6,924
                                                     -----------    ------------
Deferred:
      Federal                                             (2,765)          8,409
      State                                                 (912)          1,577
                                                     -----------    ------------
            Total deferred                                (3,677)          9,986
                                                     -----------    ------------
            Total income tax expense (benefit)       $    (3,384)   $     16,910
                                                     ===========    ============



      A reconciliation of the income tax expense computed using the federal statutory rate on pre-tax income and the income tax expense (benefit) as recognized in the statement of operations for the years ended December 31, 2002 and 2003 is as follows (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                      --------------------------
                                                          2002           2003
                                                      -----------   ------------
Income tax computed using federal statutory rate      $        26   $     15,189
State income tax, net of federal benefit                        3          1,340
Permanent items                                               182            381
Adjustment of estimated income tax accruals                   395             --
Change in valuation allowance, federal only                (3,990)            --
                                                      -----------   ------------
            Income tax expense (benefit)              $    (3,384)  $     16,910
                                                      ===========   ============


      The Company did not recognize any current or deferred federal or state income tax expense or benefit for the period ended December 31, 2001. A valuation allowance was recognized to fully offset the income tax benefit and net deferred tax assets as of December 31, 2001 as realization of such benefit was uncertain. The Company reversed the valuation allowance in 2002 based on management's estimate of future taxable income.

      The Company had federal and state income tax loss carryforwards of approximately $4.0 million, $6.4 million and $1.9 million as of December 31, 2001, 2002 and 2003, respectively. The federal income tax loss carryforward was fully utilized as of December 31, 2003. The state tax loss carryforwards will begin to expire in 2013, unless previously utilized. Due to changes in the California tax law during 2002, the Company's net operating loss generated in 2001 cannot be utilized until 2004. The Tax Reform Act of 1986 limits the use of net operating loss carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of the Company's carryforwards.

      Significant components of the Company's deferred tax assets and liabilities as of December 31, 2002 and 2003 are as shown below (in thousands).

                                                           DECEMBER 31,
                                                   --------------------------
                                                       2002          2003
                                                   -----------   ------------
Deferred tax assets:
      Net operating loss carryforward              $     1,960   $        169
      Accrued expenses                                   2,590          3,753
      Uniform capitalization                               205            111
      Other, net                                           263            671

            Total deferred tax assets                    5,018          4,704
                                                   -----------   ------------
Deferred tax liabilities:
      Purchased intangible assets                        1,271         10,864
      Prepaid expenses                                      70            149
                                                   -----------   ------------
            Total deferred tax liabilities               1,341         11,013
                                                   -----------   ------------
      Net deferred tax assets (liabilities)        $     3,677   $     (6,309)
                                                   ===========   ============

8.    COMMITMENTS AND CONTINGENCIES

   Office Lease

      The Company leases its facility under a non-cancelable operating lease that expires May 31, 2006. Rent expense was $172,000, $295,000 and $295,000 for the period ended December 31, 2001 and the years ended December 31, 2002 and 2003, respectively.

      The total minimum future commitments under the lease are as follows (in thousands):



YEAR ENDING DECEMBER 31,
2004                                                                   $     305
2005                                                                         317
2006                                                                         135
                                                                       ---------
Total                                                                  $     757
                                                                       =========

   Product Manufacturing Agreements

      The Company uses third-party contractors to manufacture and package its products. The agreements extend through various periods ranging from June 2005 to December 2009. The manufacturing agreements provide for procurement of raw materials, manufacture and release of finished products and stability testing at contractually agreed upon prices that increase annually based on changes to the Consumer Price Index. The Company has no minimum purchase requirements under these arrangements.

9.    RETIREMENT PLAN

      In 2001, the Company established a tax qualified defined contribution 401(k) plan for which generally all employees are eligible. The annual contribution, if any, to the trust is at the discretion of the board of directors of the Company. The board of directors approved a contribution of $18,000 to the plan for 2001, which was funded in 2002, a contribution of $43,000 to the plan for 2002, which was funded in 2003 and a contribution of $75,000 to the plan for 2003, which will be funded in 2004.

10.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following table sets forth summary quarterly financial information for the years ended December 31, 2002 and 2003 (in thousands, except per share amounts).

                       2002                          MARCH 31      JUNE 30       SEPTEMBER 30      DECEMBER 31
------------------------------------------------     ---------     ---------      ------------      -----------
Net sales                                            $  11,629     $  11,415      $    11,693       $   15,318
Operating income (loss)                              $   2,722     $   2,924      $     1,815       $     (352)
Net income (loss)                                    $   1,088     $   3,960      $       (36)      $   (1,551)
Net income (loss) per common share:
      Basic                                          $    0.84     $    2.67      $     (0.02)      $    (0.74)
      Weighted average common shares outstanding         1,297         1,485            1,791            2,099
      Diluted                                        $    0.06     $    0.21      $     (0.02)      $    (0.74)
      Weighted average common shares outstanding        19,069        19,167            1,791            2,099


      During the quarter ended June 30, 2002, the Company recognized a tax benefit of $2.7 million resulting from the reversal of the valuation allowance the Company had recorded against the Company's deferred tax assets as of December 31, 2001 (see note 7). During the quarter ended December 31, 2002, the Company recorded pre-tax charges of $991,000 related to the costs incurred in an abandoned initial public offering (see note 1) and $3.5 million related to the Company's acquisition of Diastat and Mysoline (see note 4).

                       2003                          MARCH 31      JUNE 30       SEPTEMBER 30      DECEMBER 31
------------------------------------------------     ---------     ---------      ------------      -----------
Net sales                                            $  19,085     $  20,057      $    20,477       $   16,305
Operating income (loss)                              $   6,461     $   7,099      $    (3,927)      $    3,721
Net income (loss)                                    $  24,644     $   4,487      $    (3,572)      $      928
Net income (loss) available to
  common stockholders                                $  24,644     $   4,487      $    (3,572)      $   (1,719)
Net income (loss) per common share:
      Basic                                          $   10.23     $    1.65      $     (1.19)      $    (0.50)
      Weighted average common shares outstanding         2,409         2,713            3,012            3,441
      Diluted                                        $    1.09     $    0.19      $     (1.19)      $    (0.50)
      Weighted average common shares outstanding        22,576        23,598            3,012            3,441

      During the quarter ended March 31, 2003, the Company recorded a pre-tax gain of $37.4 million on the retirement of long-term debt (see note 3). During the quarter ended June 30, 2003, the Company changed its estimated effective tax rate for the year from 41.5% to 38.5% increasing net income in the second quarter of 2003 by $1.3 million. During the quarter ended September 30, 2003, the Company recorded an impairment charge of $9.3 million related to its D.H.E. 45 product rights (see note 4) and a product acquisition charge of $2.1 million related to its acquisition of MT 300 (see note 4). During the quarter ended December 31, 2003, net sales declined due primarily to generic substitutes for D.H.E. 45. Also during in the fourth quarter, the Company incurred a paid-in-kind preferred dividend of $2.6 million, which reduced net income to arrive at net income available to common stockholders (see note 5).

11.    SUBSEQUENT EVENT

   January 2004

      In January 2004, the Company acquired exclusive worldwide product rights to retigabine pursuant to an agreement that the Company entered into with Viatris. See note 4 for further description.